Exhibit 99.2

April 27, 2011

Dear CommunityOne Employee,

As you heard this morning, there is exciting news concerning the future of FNB United Corp. and CommunityOne Bank:  your board of directors has reached an agreement to merge with Bank of Granite Corp., while at the same time recapitalizing the company.  Please find the attached public announcement and a guide to helping you answer customer questions.

While this is exciting news, we know it stirs up questions about the future.  Our goal is to inform you as much as we can about what will be happening over the next several weeks and months.  Soon we will schedule a series of employee-only town hall meetings where we’ll meet each other and spend time talking in more detail about today’s announcement.  In the meantime, please submit any questions using the Service Request feature located on the homepage of Jack.  We plan to respond to questions as soon as we are able to do so.

Like most community banks, you have faced significant challenges in recent years.
We admire your hard work and perseverance, and are excited by the prospect of serving alongside you and continuing the proud tradition of CommunityOne.

Sincerely,

Larry Campbell	Brian Simpson	Bob Reid